As filed with the Securities and Exchange Commission on April 30, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________
LGI HOMES, INC.
(Exact name of registrant as specified in its charter)
_____________________

Delaware	46-3088013
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1450 Lake Robbins Drive, Suite 430 The Woodlands, Texas	77380
(Address of Principal Executive Offices)	(Zip Code)
LGI Homes, Inc. 2016 Employee Stock Purchase Plan
(Full title of the plan)
_____________________
Scott Garber
General Counsel and Corporate Secretary
LGI Homes, Inc.
1450 Lake Robbins Drive, Suite 430
The Woodlands, Texas 77380
(Name and address of agent for service)

(281) 362-8998
(Telephone number, including area code, of agent for service)
_____________________
Copies to:
Timothy S. Taylor
Lakshmi Ramanathan
Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
(713) 229-1234
_____________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
LGI Homes, Inc. (the “Company” or the “registrant”) is filing this Registration Statement on Form S-8 (this “Registration Statement”) pursuant to General Instruction E of Form S-8 under the Securities Act of 1933, as amended, to register an additional 500,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), that may be sold under the LGI Homes, Inc. 2016 Employee Stock Purchase Plan, as amended (the “Plan”).
In accordance with General Instruction E to Form S-8, the contents of the Registration Statement on Form S-8 (Registration No. 333-211843) filed by the Company with the Securities and Exchange Commission (the “SEC”) on June 3, 2016 relating to the Plan are incorporated by reference into this Registration Statement, except for those items being updated by this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
Except to the extent that information is deemed furnished and not filed pursuant to federal securities laws and regulations, the following documents filed with the SEC by the Company are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:
(a)the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 26, 2025 (the “2024 Form 10-K”);
(b)the information included in the Company’s Definitive Proxy Statement on Schedule 14A for the Company’s 2025 Annual Meeting of Stockholders, filed with the SEC on March 14, 2025, to the extent incorporated by reference into Part III of the 2024 Form 10-K;
(c)the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on April 30, 2025;
(d)the Company’s Current Report on Form 8-K, filed with the SEC on April 29, 2025; and
(e)the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on October 10, 2013, as updated by the description of the Common Stock contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 25, 2020, and any amendment or report filed for the purpose of updating such description.
Except to the extent that information is deemed furnished and not filed pursuant to federal securities laws and regulations, all documents subsequently filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing by the Company of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.
Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.    Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s certificate of incorporation and the Company’s bylaws provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except that such provision shall not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or the officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the Delaware General Corporation Law for unlawful payments of dividends or unlawful stock purchases or redemptions, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) an officer in any action by or in the right of the corporation. The Company’s certificate of incorporation provides for such limitation of liability.
The Company maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments which may be made by the Company to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.
The Company has entered into customary indemnification agreements with its executive officers and directors that provide them, in general, with customary indemnification in connection with their service to the Company or on its behalf.

Item 8.    Exhibits.
The following documents are filed as part of this Registration Statement or incorporated by reference herein:

Exhibit Number	Description

4.1
Certificate of Incorporation of LGI Homes, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (Registration No. 333-190853) of LGI Homes, Inc. filed with the SEC on August 28, 2013).

4.2
Certificate of Amendment of Certificate of Incorporation of LGI Homes, Inc. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-36126) of LGI Homes, Inc. filed with the SEC on May 1, 2023).

4.3
Bylaws of LGI Homes, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registration Statement on Form S-1 (Registration No. 333-190853) of LGI Homes, Inc. filed with the SEC on August 28, 2013).

4.4
LGI Homes, Inc. 2016 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 10.1 to the Registration Statement on Form S-8 (Registration No. 333-211843) of LGI Homes, Inc. filed with the SEC on June 3, 2016).

4.5
Amendment No. 1 to the LGI Homes, Inc. 2016 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36126) of LGI Homes, Inc. filed with the SEC on April 29, 2025).

5.1*	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

107.1*	Filing Fee Table.

*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on April 30, 2025.
LGI HOMES, INC.
By: /s/ Eric Lipar
Name:     Eric Lipar
Title:    Chief Executive Officer
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Charles Merdian and Scott Garber, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each with full power to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done, to all intents and purposes and as fully as he or she might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 30, 2025.

Signature	Title

/s/ Eric Lipar	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)
Eric Lipar

/s/ Charles Merdian	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)
Charles Merdian

/s/ Ryan Edone	Director
Ryan Edone

/s/ Shailee Parikh	Director
Shailee Parikh

/s/ Bryan Sansbury	Director
Bryan Sansbury

/s/ Maria Sharpe	Director
Maria Sharpe

/s/ Steven Smith	Director
Steven Smith

/s/ Robert Vaharadian	Director
Robert Vaharadian